Exhibit 99.1

Bay Banks of Virginia, Inc. Reports Record 2016 Earnings

KILMARNOCK, Va., Jan. 27, 2017 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company for Bank of Lancaster and Bay Trust Company, reported earnings of $571,000 for the quarter ended December 31, 2016 compared to a loss of $(590,000) for the same quarter in 2015. Earnings for the year 2016 were $2.5 million compared to $366,000 for the year 2015.

"It's been more than 10 years since earnings have been this high and that was before the great recession started. We also announced our merger with Virginia Commonwealth Bank in the fourth quarter, which, once consummated, will make us the fifth largest community bank headquartered in Richmond," said Randal R. Greene, President and Chief Executive Officer. He continued, "We are extremely proud of our team of professionals. To pull off a record year and prepare for a merger at the same time is incredible. The merger is moving forward as planned, with regulatory approvals in process and expected completion at the beginning of the second quarter of 2017."

HIGHLIGHTS FOR THE QUARTER

  Earnings were $0.12 per share for the fourth quarter of 2016 compared to $0.18 per share for the prior quarter and a loss of $(0.12) per share for the fourth quarter of 2015.
  Annualized return on average assets was 0.48% for the fourth quarter of 2016 compared to 0.72% for the prior quarter and (0.54)% for the fourth quarter of 2015.
  Merger-related costs were $575,000 during the fourth quarter, which is equivalent to $0.10 per share after tax, including consideration of $257,000 of non-deductible expenses.
  Total loans grew by $16.8 million, or 4.6%, during the fourth quarter of 2016.
  Total deposits grew by $3.7 million, or 1.0%, during the fourth quarter of 2016.
  Total assets increased $18.4 million, or 3.9%, during the fourth quarter of 2016.
  The fourth quarter's net interest margin was 3.45% compared to 3.40% for the prior quarter and 3.44% for the fourth quarter of 2015.

HIGHLIGHTS FOR THE YEAR

  Earnings were $0.53 per share for 2016 compared to $0.08 per share for 2015.
  Annualized return on average assets was 0.55% for 2016 compared to 0.09% for 2015.
  Merger-related costs were $575,000, which is equivalent to $0.10 per share after tax for 2016, including consideration of $257,000 of non-deductible expenses.
  Total loans grew by $37.9 million, or 10.9%, during 2016.
  Total deposits grew by $21.9 million, or 6.1%, during 2016.
  Total assets increased $30.4 million, or 6.7%, to $486.7 million, during 2016.
  The net interest margin for 2016 was 3.40% compared to 3.48% for 2015.

FOURTH QUARTER NET INCOME

  Net interest income increased by 2.8%, or $104,000, on a linked-quarter basis and increased by 9.7%, or $334,000, compared to the fourth quarter of 2015.
  Provision for loan losses decreased by $379,000 on a linked-quarter basis, and by $1.4 million compared to the fourth quarter of 2015.
  Noninterest income decreased by 0.6%, or $8,000 on a linked-quarter basis, and increased 69.6%, or $546,000, compared to the fourth quarter of 2015.
  Noninterest expense increased by 22.0%, or $786,000, on a linked-quarter basis, and increased by 10.0%, or $395,000, compared to the fourth quarter of 2015.

The increase in net interest income for the fourth quarter of 2016 compared to the fourth quarter of 2015 was driven by an increase in interest income of $322,000 while interest expense decreased by $12,000. The improved interest income was driven by growth in loan balances and improved yields on investment securities, which offset reductions in loan yields.

The increase in non-interest income for the fourth quarter of 2016 compared to the fourth quarter of 2015 was primarily the result of increased secondary market lending fees of $158,000, decreased losses on OREO of $115,000 and increased gains on the sale of securities of $107,000.

Non-interest expense totaled $4.4 million and $4.0 million for the fourth quarter of 2016 and 2015, respectively. Merger related expenses during the fourth quarter totaled approximately $575,000. The merger expenses were partially offset by a decrease of $106,000 in salaries and benefits expense, which was mainly driven by $132,000 of severance expense recognized in the fourth quarter of 2015.

YEAR-TO-DATE NET INCOME

  Net interest income increased by 9.0%, or $1.2 million, to $14.4 million, for 2016 compared to 2015.
  Provision for loan losses decreased by 82.0%, or $1.3 million, to $287,000, for 2016 compared to 2015.
  Noninterest income increased by 37.2%, or $1.3 million, to $4.6 million, for 2016 compared to 2015.
  Noninterest expense increased 2.9%, or $431,000, to $15.2 million, for 2016 compared to 2015.

The increase in net interest income for 2016 compared 2015 was driven by an increase in interest income of $1.7 million while interest expense increased by $491,000. The improvement in interest income was driven primarily by growth in loan balances and yields on investment securities, which partially offset the reduced yields on loans. The increase in interest expense was due primarily to growth of money market deposit accounts and the subordinated debt issued in May 2015.

The increase in non-interest income for 2016 compared to 2015 was primarily the result of a $393,000 increase in gains on the sale of investments, a $150,000 gain from the sale of the VISA loan portfolio to a third party, a $169,000 increase in fiduciary fees, decreased losses on foreclosed real estate of $268,000, and a $214,000 increase in secondary market lending fees.

The increase in non-interest expense for 2016 compared to 2015 was driven mainly by merger related expenses of approximately $588,000, which was partially offset by a $202,000 decrease in salaries and benefits expense, which in turn was mainly a result of severance expense of $143,000 recognized in 2015.

NET INTEREST MARGIN

  Net interest margin increased to 3.45% this quarter compared to 3.40% on a linked-quarter basis and 3.44% for the fourth quarter of 2015, as low market rates continue to affect loan yields.
  Yield on earning assets increased to 4.23% this quarter compared to 4.22% on a linked-quarter basis and decreased from 4.29% for the fourth quarter of 2015, as increases in investment yields sometimes mitigated reductions in loan yields.
  Cost of funds declined to 0.80% this quarter compared to 0.83% on a linked-quarter basis and 0.88% for the fourth quarter of 2015, due to reductions in money market and time deposit rates.

ASSET QUALITY

  As a percentage of tier 1 capital plus the allowance for loan losses, total classified assets decreased to 26.0% as of December 31, 2016, compared to 27.3% for the prior quarter-end and increased from 25.8% as of December 31, 2015.
  Total classified assets decreased to $11.7 million, a reduction of $407,000 on a linked-quarter basis and an increase of $642,000 compared to December 31, 2015.
  Nonperforming assets decreased to $7.8 million, a reduction of $6,000 during the fourth quarter and a reduction of $520,000 since December 31, 2015.
  Nonperforming assets represented 1.60% of total assets as of December 31, 2016, compared to 1.67% on a linked-quarter basis and to 1.82% as of December 31, 2015.
  Annualized net loan charge-offs (recoveries) as a percent of average loans were (0.26)% during the fourth quarter, compared to 0.03% during the prior quarter and 0.46% during the fourth quarter of 2015.  On a full-year basis, net charge-offs were 0.17% of average loans.
  Allowance for loan losses decreased to 1.00% of total loans, from 1.02% in the prior quarter and 1.22% at December 31, 2015.
  Coverage of loan loss reserves to non-performing loans was 72.9% as of December 31, 2016, compared to 74.3% at the prior quarter end and 65.5% at December 31, 2015.

Non-performing asset levels remain comparable to our peer banks. During 2016, non-performing assets, excluding troubled debt restructures (TDRs), decreased by $520,000 to $7.8 million, or 1.60% of total assets. Classified assets increased by $642,000 during the same period to $11.7 million, or 26.0% of tier 1 capital plus the allowance for loan losses. Net loan charge-offs totaled $620,000 during 2016, or 0.17% of average total loans, compared to 0.18% during 2015. Favorably impacting net charge-offs was approximately $280,000 of recoveries related to the previously disclosed loan fraud perpetrated against the Bank.

BALANCE SHEET AND CAPITAL

  Total assets grew 6.7% to $486.7 million during 2016.
  Tangible common equity as a percent of tangible assets decreased to 8.24% from 8.61% on a linked-quarter basis, and from 8.32% at December 31, 2015.
  Tier 1 leverage ratio increased to 8.67% this quarter compared to 8.60% last quarter and 8.84% at December 31, 2015.

During 2016, total assets increased by $30.4 million, or 6.7%, to $486.7 million. This was due to an increase of $37.9 million in the loan portfolio which was funded mainly by an increase of $21.9 million in deposits and a reduction of $7.8 million in interest-bearing deposits at other banks. The increase in deposits, plus an increase of $11.1 million in securities sold under repurchase agreements, allowed for a $5.0 million reduction in advances from the Federal Home Loan Bank of Atlanta. Of the growth in total deposits, non-interest bearing deposits grew by $9.0 million and savings and interest-bearing demand deposits increased $12.2 million.

For additional details on the Company's financial results, please refer to the Selected Financial Data attached.

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc. is the bank holding company for Bank of Lancaster and Bay Trust Company. Founded in 1930, Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With eight banking offices located throughout the Northern Neck region and in Middlesex County, and three banking offices in Richmond, Virginia, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

This report contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in interest rates, general economic conditions, the legislative/regularity climate, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, acquisitions and dispositions, and accounting principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.

Selected Financial Data
Quarters ended:	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015
(in thousands except for per share and share amounts)
BALANCE SHEET
Assets	$ 486,710	$ 468,274	$ 468,339	$ 447,837	$ 456,296
Loans receivable	385,400	368,563	351,302	349,742	347,546
Deposits	381,718	377,975	379,029	356,613	359,858
Loans to deposits	101.0%	97.5%	92.7%	98.1%	96.6%

CAPITAL
Common equity	$ 41,705	$ 41,948	$ 41,212	$ 40,440	$ 39,569
Regulatory capital	51,726	51,069	50,017	49,983	49,559
Total common equity to assets	8.57%	8.96%	8.80%	9.03%	8.67%
Tangible common equity to tangible assets (non-GAAP)*	8.24%	8.61%	8.45%	8.67%	8.32%
Tier 1 Leverage Ratio	8.67%	8.60%	8.74%	8.80%	8.84%

PROFITABILITY MEASURES
Interest Income	$ 4,635	$ 4,555	$ 4,392	$ 4,354	$ 4,313
Interest Expense	865	889	881	890	877
Net Interest Income	$ 3,770	$ 3,666	$ 3,511	$ 3,464	$ 3,436
Provision for (recovery of) Loan Losses	(120)	259	183	(35)	1,243
Net Interest Income after Provision/Recovery	$ 3,890	$ 3,407	$ 3,328	$ 3,499	$ 2,193
Noninterest Income	1,330	1,338	1,084	858	784
Noninterest Expense	4,352	3,565	3,636	3,680	3,956
Income (Loss) before Taxes	$ 868	$ 1,180	$ 776	$ 677	$ (979)
Income Taxes	297	326	190	153	(389)
Net Income/Loss	$ 571	$ 854	$ 586	$ 524	$ (590)
Return on Average Assets	0.48%	0.72%	0.51%	0.47%	-0.54%
Return on Average Equity	5.46%	8.14%	5.74%	5.24%	-5.93%
Net interest margin	3.45%	3.40%	3.37%	3.35%	3.44%
Yield on earning assets	4.23%	4.22%	4.21%	4.20%	4.29%
Cost of funds	0.80%	0.83%	0.86%	0.88%	0.88%

PER SHARE DATA
Basic Earnings per share (EPS)	$0.12	$0.18	$0.12	$0.11	($0.12)
Average basic shares outstanding	4,774,856	4,774,856	4,774,856	4,774,856	4,774,856
Diluted Earnings per share (EPS)	$0.12	$0.18	$0.12	$0.11	($0.12)
Diluted average shares outstanding	4,816,071	4,797,521	4,794,783	4,791,139	4,774,856
Book value per share	$8.73	$8.79	$8.63	$8.47	$8.29
Tangible book value per share (non-GAAP)*	$8.25	$8.32	$8.24	$8.08	$7.90
Period-end shares outstanding	4,774,856	4,774,856	4,774,856	4,774,856	4,774,856

ASSET QUALITY
Classified assets	$ 11,683	$ 12,090	$ 12,666	$ 13,109	$ 11,041
Classified assets to Tier 1 capital + ALL	25.99%	27.34%	29.34%	30.39%	25.80%
Non-performing assets (excluding TDR's)	$ 7,794	$ 7,800	$ 8,004	$ 7,605	$ 8,314
Non-performing assets to total assets	1.60%	1.67%	1.71%	1.70%	1.82%
Net charge-offs	$ (242)	$ 38	$ 743	$ 81	$ 394
Net charge-offs to average loans	-0.26%	0.03%	0.85%	0.02%	0.46%
Loan loss reserves to non-performing loans	72.89%	74.29%	66.14%	84.77%	65.53%
Loan Loss Reserve to Loans	1.00%	1.02%	1.01%	1.17%	1.22%

* Tangible equity and tangible assets are net of goodwill.